                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                                Netegrity, Inc.
                (Name of Registrant as Specified In Its Charter)


                                Netegrity, Inc.
                   (Name of Person(s) Filing Proxy Statement)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

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--------------------------------------------------------------------------------

                                NETEGRITY, INC.
                               245 WINTER STREET
                               WALTHAM, MA 02451

                            ------------------------

                      NOTICE OF SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 18, 2000

                            ------------------------

To Our Stockholders:

     A Special Meeting in Lieu of the Annual Meeting of Stockholders of Netegrity, Inc., a Delaware corporation (the "Company" or "Netegrity"), will be held on Thursday, May 18, 2000, at 9:00 a.m., local time, at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, Suite 3100, 101 Federal Street, Boston, Massachusetts 02110 (the "Meeting") for the following purposes:

     1. To elect a Board of Directors as described herein.

     2. To consider and act upon a proposal to approve the 2000 Stock Option
        Plan.

     3. To consider and act upon any other business which may properly come before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 5, 2000, as the record date for the Meeting. All stockholders of record on the books of the Company at the close of business on April 5, 2000 are entitled to notice of, and to vote at, the Meeting.

     PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON.

     All stockholders are cordially invited to attend the Meeting.

                                          By Order of the Board of Directors,


                                          BARRY N. BYCOFF,
                                          President and Chief Executive Officer

April 13, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. THE PROXY MAY BE REVOKED BY THE PERSON EXECUTING THE PROXY BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ELECTING TO VOTE IN PERSON AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                NETEGRITY, INC.

                                PROXY STATEMENT

         2000 SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 2000

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Netegrity, Inc., a Delaware corporation (the "Company"), for use at the 2000 Special Meeting in Lieu of Annual Meeting of Stockholders to be held on Thursday, May 18, 2000, at 9:00 a.m., local time, at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, Suite 3100, 101 Federal Street, Boston, Massachusetts 02110, and any adjournments thereof (the "Meeting").

     If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no specification is made, such shares will be voted for the election of Directors as set forth in this Proxy Statement and for the proposal set forth in Item 2. With respect to the election of directors, any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee or group of nominees to the Board of Directors by writing the name of such individual or group in the space provided on the proxy. Any person giving the enclosed form of proxy has the power to revoke it by executing a proxy bearing a later date, by voting in person at the meeting, or by giving written notice of revocation to the Secretary of the Corporation at any time before the proxy is exercised.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock is necessary to establish a quorum for the transaction of business. The election of the nominees for Director will be decided by a plurality vote. All other matters being submitted to stockholders require the affirmative vote of the majority of voting shares present in person or represented by proxy at the Meeting (following the determination of a quorum). Both abstentions and broker "non-votes" are counted as present for the purposes of determining the existence of a quorum for the transaction of business. However, for purposes of determining the number of shares voting on a particular proposal, abstentions and broker "non-votes" are not counted as votes cast or shares voting.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1999, is being mailed with this Proxy Statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to the Company's stockholders on or about April 13, 2000.

     The Company's principal executive offices are located at 245 Winter Street, Waltham, Massachusetts 02451, telephone number (781) 890-1700.

                       RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on April 5, 2000 are entitled to notice of and to vote at the meeting. On April 5, 2000, the Company had outstanding 19,250,174 shares of Common Stock, par value $.01 per share. Each outstanding share of Common Stock entitles the record holder to any vote.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth as of February 29, 2000, the beneficial ownership of shares of capital stock of (i) each person known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock outstanding on that date, (ii) each director or nominee, and (iii) each executive officer identified in the Summary Compensation Table, and (iv) the directors, nominees and executive officers as a group, both with respect to the number of shares owned by each person and the percentage of the outstanding shares represented thereby.

NAME AND ADDRESS OF                                          AMOUNT AND NATURE OF
BENEFICIAL OWNER                                            BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
-------------------                                         -----------------------    ----------------
Pequot Capital Management, Inc. ..........................         3,480,417                20.31%
  500 Ayala Farm Road
  Westport, CT 06880

Marsh & McLennan Companies, Inc.(2).......................         1,110,920                 6.48%
  1166 Avenue of the Americas
  New York, NY 10036

Chilton Investment Company, Inc. .........................           891,000                 5.20%
  245 Winter Street
  Waltham, MA 02154
Barry N. Bycoff(3)........................................           887,900                 5.01%
James Rosen(4)............................................           113,500                    *
James P. McNiel(5)........................................           103,600                    *
Michael L. Mark(6)........................................            95,803                    *
Deepak Taneja(7)..........................................            83,431                    *
James E. Hayden(8)........................................            82,900                    *
Ralph B. Wagner(9)........................................            68,750                    *
Thomas M. Palka(10).......................................            50,200                    *
Eric R. Giler(11).........................................             3,500                    *
Paul F. Deninger(12)......................................             1,250                    *
All executive officers and directors as a group (10
  persons) (3)(4)(5)(6)(7)(8)(9)(10)(11)(12)..............         1,490,834                 8.20%

---------------
  *  less than 1%

 (1) Except as otherwise noted below, the Company believes each beneficial owner has the sole voting and investment power with respect to all shares of Common Stock (or options, warrants or other securities convertible into or exchangeable for Common Stock) shown as beneficially owned by him. All numbers and percentages, except as otherwise noted, do not assume the exercise of outstanding options or warrants. Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days of February 29, 2000 pursuant to the exercise of presently exercisable or outstanding options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table.

 (2) Includes 784,620 shares beneficially owned by Putnam Investments Management, Inc. ("PIM") and 326,300 shares beneficially owned by Putnam Advisory Company, Inc. ("PAC"), which are wholly owned subsidiaries of Putnam Investment, Inc. ("PI"), which is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"). Neither PI or MMC share voting or dispository power over the shares held by PIM and PAC and each disclaims any beneficial ownership interest of the such shares.

 (3) Includes 283,700 shares of Common Stock, 10,000 shares held in trust for the benefit of Mr. Bycoff's children and non-qualified stock options to purchase up to 500,000 shares of Common Stock and incentive stock options to purchase up to 94,200 shares of Common Stock.

 (4) Includes 2,000 shares of Common Stock, nonqualified stock options to purchase up to 91,000 shares of Common Stock. and incentive stock options to purchase up to 20,500 shares of Common Stock.

 (5) Includes 69,447 shares of Common Stock, 3,600 shares held in trust for the benefit of Mr. McNiel's children, warrants to purchase up to 30,553 shares of Common Stock.

 (6) Includes 63,303 shares of Common Stock and nonqualified stock options to purchase up to 32,500 shares of Common Stock.

 (7) Includes 3,431 shares of Common Stock, nonqualified stock options to purchase up to 50,000 shares of Common Stock and incentive stock options to purchase up to 30,000 shares of Common Stock.

 (8) Includes 4,000 shares of Common Stock , nonqualified stock options to purchase up to 72,000 shares of Common Stock and incentive stock options to purchase up to 6,900 shares of Common Stock.

 (9) Includes 5,750 shares of Common Stock and nonqualified stock options to purchase up to 63,000 shares of Common Stock.

(10) Includes 200 shares of Common Stock, nonqualified stock options to purchase up to 50,000 shares of Common Stock.

(11) Includes non-qualified stock options to purchase up to 3,500 shares of Common Stock.

(12) Includes non-qualified stock options to purchase up to 1,250 shares of Common Stock.

                             ELECTION OF DIRECTORS

     At the meeting, six directors are to be elected, constituting the entire Board of Directors. The directors of the Company shall hold office for the terms set forth below and until their successors have been elected and qualified.

     No proxy may be voted for more people than the number of nominees listed below. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director's name where indicated on the proxy) or for all directors will be voted FOR the election of all the nominees named below (unless one or more nominees are unable or unwilling to serve).

     The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

     The Board of Directors held ten (10) meetings during the year ended December 31, 1999. Messrs. Bycoff, Wagner, Pappas, McNiel and Mark attended more than 75% of all meetings of the Board of Directors held during the 1999 year during their respective tenures as directors. Mr. Giler attended more than 60% of the meetings held during the 1999 year. Mr. Stephen Watson served on the Board of Directors for the fiscal year, but resigned effective January 7, 2000. Mr. Deninger was not elected until February 18, 2000.

     The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"), of which Messrs. Wagner, Giler and Mark are currently members, determines who should receive stock options under the Company's various stock plans and also reviews and recommends officer compensation, including salary and bonus plans. The Compensation Committee held six (6) meetings during the year ended December 31, 1999.

     The Audit Committee of the Board of Directors at year end was composed of Messrs. Watson, McNiel and Mark. The principal functions of the Audit Committee include overseeing the performance and reviewing the scope of the audit function of the Company's independent auditors. The Audit Committee also reviews, among other things, audit plans and procedures, various accounting and financial reporting issues, and changes in accounting policies. The Audit Committee held two (2) meetings during the calendar year ended December 31, 1999.

     Messrs. Mark, McNiel and Wagner attended more than 75% of all committee meetings held during the 1999 fiscal year of which each was a member. Mr. Giler attended more than 60% of all committee meetings held during the 1999 Fiscal Year of which he was a member.

     Mr. Wagner has served on the Board of Directors since September 1992; Mr. Bycoff, since April 1993; Mr. Mark, since October 1994; and Mr. Giler, since December 1996; and Mr. McNiel, since January 1998.

OCCUPATIONS AND BIOGRAPHIES OF DIRECTORS AND NOMINEES

     BARRY N. BYCOFF, 51 years old, was appointed President and Chief Executive Officer and Director of the Company in April 1993. In November, 1999, Mr. Bycoff was also appointed Chairman of the Board. From December 1991 to December 1992, during his tenure at MapInfo Corporation, a provider of desktop mapping software, he held positions as Chief Operating Officer, Senior Vice President of Sales and Marketing, and Director. From January 1984 to October 1991, he successfully ran a number of business units for Prime Computer Inc., a manufacturer of mainframe and minicomputer systems, holding such positions as Vice President-Marketing in the Computer Systems Business Unit, Vice President-General Purpose Product Line, Vice President-Prime Information Business Group, Director-Finance and Administration/Worldwide Sales and Director-Corporate Planning and Analysis. Prior to that, Mr. Bycoff held various management positions at Gillette Company from November 1973 to December 1983. Mr. Bycoff is also a director of Encotone, Ltd.

     RALPH B. WAGNER, 66 years old, became a Director of the Company in September 1992. He is a Director and co-founder of Keyfile Corporation, a manufacturer and marketer of document image software products for use on personal computers. Mr. Wagner is a principal of Wagner Resources, a consulting and investment firm. Since 1983, Mr. Wagner has served as a director of several private companies including DYS Analytics, a developer, manufacturer and marketer of software programs, and Softrax, a software developer specializing in software for the Software Industry.

     MICHAEL L. MARK, 53 years old, became a director of the Company in October 1994. He is President of Refined Reports, Inc., an electronic publishing software development company he founded in 1990. Prior to that, he served as Vice President, System Integration at Interleaf, Inc., an electronic publishing software developer, and was Vice President and co-founder of Cadmus Computer Corporation, a workstation manufacturer. Mr. Mark also serves as a director of Progress Software Corporation, a manufacturer of software development tools, and two other private companies.

     ERIC R. GILER, 44 years old, was nominated as a Director of the Company in December 1996. Mr. Giler is founder and since 1984 has been President and Director of Brooktrout Technology, Inc., a leading supplier of advanced software and hardware products in the electronic messaging market. Prior to founding Brooktrout, he worked primarily in the area of technical marketing and sales as a product manager with Teradyne, Inc. and an applications engineer manager for Intec Corporation. Mr. Giler serves on the boards of the MIT Enterprise Forum, the Massachusetts Telecommunications Council and the New England-Israel Chamber of Commerce. Mr. Giler is also a member of both the American Electronics Association and the Massachusetts Computer Software Council.

     JAMES P. MCNIEL, 37 years old, was nominated as a Director of the Company in January, 1998. Mr. McNiel is currently a Senior Vice President and General Partner of Pequot Capital Management, Inc. Prior to that Mr. McNiel was the Executive Vice President for Spike Technologies, Inc., a developer of wireless local loop communications equipment. From 1990 to 1996, Mr. McNiel was Executive Vice President of Corporate Development for Cheyenne Software Corporation, now Computer Associates International, Inc. From 1989 to 1990, Mr. McNiel was Director of Marketing for Archive Corporation, now Seagate Technology, Inc., and from 1986 to 1989, he was Senior Manager of Advanced Products for AST Computer, a developer of desktop, mobile and server PC products. From 1981 to 1986, Mr. McNiel was Lead Software Engineer and Team Leader for Lucas Film, Ltd/Convergence Corporation, developers of post-production video editing equipment and film production.

     PAUL F. DENINGER, 41 years old, is Chairman and CEO of Broadview International, LLC. He joined Broadview in 1987 after several years in the software industry. Mr. Deninger was elected Managing Director in 1991, CEO in 1996 and Chairman in 1997. With more than a decade's experience in technology mergers and acquisitions, he has advised on over 100 transactions. He holds an MBA degree from Harvard Business School and a BS degree from Boston College.

                      THE BOARD OF DIRECTORS RECOMMENDS A
                  VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

OCCUPATION AND BIOGRAPHY OF EXECUTIVE OFFICER

     JAMES E. HAYDEN, 46 years old, was named Vice President of Finance and Administration, Chief Financial Executive Officer and Treasurer of the Company in April of 1998. From 1994 to 1998, he was with Computervision Corporation, a software and service company, serving as Principal Accounting Officer (and Acting Chief Financial Officer in 1997) and Director of Finance for Worldwide Field Operations from 1993 to 1994. From 1989 to 1993, Mr. Hayden served as Finance Director for Prime Computer/Computervision's Northern European Region. From 1986 to 1989, he served in various finance management positions for Prime Computer/Computervision.

     JAMES ROSEN, 46 years old, joined the Company in April of 1997 as Vice President of Marketing & Business Development. Prior to joining the Company, from 1995 to 1997 Mr. Rosen was Director of Business Alliances at BBN Planet Corporation, an internet services provider, now GTE Internetworking. From 1991 to 1995, he held various positions at Lotus Development Corporation, including Director of Stategic Alliances, Senior Manager of Lotus Notes Alliance Partner Program, and Senior Manager of Notes Product Management. From 1985 to 1991, Mr. Rosen was a co-founder and held senior management positions, including Executive Vice President, Vice President and Vice President of Systems Integration for LanSystems, Inc., a system integration and software firm.

     DEEPAK TANEJA, 39 years old, joined the Company in January of 1998 as Vice President of Development. From 1996 to 1998, he was Director of Development for Switchboard, Inc. an Internet directory services firm. From 1987 to 1996, Mr. Taneja held various positions at Banyan Systems, Inc., a developer of network software products, including Director of Development for Messaging Products and Director of Development for Network and Systems Management products. From June 1983 to November 1987, he was a Senior Engineer with Intel Corporation.

     THOMAS PALKA, 58 years old, was named Vice President of Sales and Services in September of 1998. From 1997 to 1998, he was Vice President of Worldwide Sales & Consulting Services for VenturCom Software, a developer of software tools for the embedded and real-time market. From 1991 to 1997, Mr. Palka was with Ardent Software, a database, data warehouse, and development tools company, where he served as Vice President of Worldwide Sales from 1991 to 1995 and Vice President of Marketing from 1996 to 1997. From 1990 to 1991, he was Vice President of North American Sales at Data General Corporation, and from 1981 to 1990, he was Vice President of North American Sales at Prime Computer, Inc., a manufacturer of mainframe and minicomputer systems.

     WILLIAM BARTOW, 37, was named Vice President of Marketing in October, 1999. From August 1998 to October 1999 Mr. Bartow was Vice President of Marketing and Engineering at the internet division of Powersoft Corporation, a subsidiary of Sybase, Inc. He was employed by Powersoft Corporation as Director of the Power Builder Product Line from July 1996 to July 1998 and as Power Builder Product Marketing Manager from July 1995 to July 1996. From June 1994 to July 1995 he was a senior product manager at Lotus Development Corporation.

     Under the Company's Amended and Restated By-Laws, officers are elected annually.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May, 1996, Barry N. Bycoff, the Company's President and CEO, exercised an option to purchase 200,000 shares of the Company's Common Stock at a price of $1.00 per share. The Company's Board of Directors approved a loan to Mr. Bycoff as payment for this transaction. Mr. Bycoff issued the Company a full recourse note that is secured by the 200,000 shares of Common Stock. This note has an interest rate of 7% per annum and is due and payable on demand by the Company in the discretion of the Board of Directors. Mr. Bycoff has repaid $70,000 on principal and interest on the Note as of February 29, 2000.

     The Board of Directors has adopted a policy that all transactions between the Company and its officers, directors and principal stockholders or any affiliates thereof will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. Such transactions will also be approved by a majority of the disinterested, outside directors. All loans to Company officers will also be approved by a majority of the disinterested, outside directors.

     On January 6, 1998, the Company entered into a Preferred Stock and Warrant Purchase Agreement (the "Agreement") with Pequot Private Equity Fund, L.P., a Delaware limited partnership ("PPEF") and Pequot Offshore Private Equity Fund, Inc., a British Virgin Islands corporation (together with PPEF, the "Pequot Entities"). On January 7, 1998, the Company sold 1,666,667 shares of Series D Preferred Stock, at $1.50 per share, and 750,393 Warrants to the Pequot Entities for an aggregate purchase price of $2,500,000.50. On June 5, 1998, the Company sold 833,334 shares of Series D Preferred Stock, at $1.50 per share and 375,197 Warrants to the Pequot Entities pursuant to the terms of the Agreement. On June 30, 1998, the Company sold 833,333 shares of Series D Preferred Stock, at $1.50 per share and 375,196 Warrants to the Pequot Entities. In September 1999, the shares of Series D Preferred Stock were converted into Common Stock. In February 2000, all of the Warrants were exercised. As part of the initial transaction, James McNiel joined the Board of Directors of the Company, as designee of the Pequot Entities, and the Company granted James McNiel warrants for the purchase of 100,000 shares of Common Stock at a price of $1.50 per share for his services as a director.

     On February 8, 1999, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with the Pequot Entities and the parties named therein. Pursuant to the terms of the Stock Purchase Agreement, the Company sold 795,651 shares of Common Stock, at $5.75 per share.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the Company's most recent three years ended December 31, 1999, of those persons who (i) served as the Chief Executive Officer of the Company during any part of the year ended December 31, 1999, and (ii) the other most highly compensated executive officers of the Company at December 31, 1999 whose annual compensation and bonus exceeded $100,000 (the "Named Officers"):

                                                                             LONG-TERM COMPENSATION
                                                                                   AWARDS(2)
                                       CALENDAR   ANNUAL COMPENSATION(1)   OPTIONS/     RESTRICTED
NAME AND PRINCIPAL POSITION              YEAR     SALARY($)    BONUS($)    SARS(#)    STOCK AWARDS($)
---------------------------            --------   ----------   ---------   --------   ---------------
Barry N. Bycoff......................    1999      $190,000    $216,310     300,000        0
  Chairman, Chief Executive Officer,     1998       166,666           0     130,000        0
  President & Director                   1997       166,666      50,000           0        0

James E. Hayden,.....................    1999      $130,000    $ 43,245     100,000        0
  Vice President of Finance and          1998        81,458           0     210,000        0
  Administration, Chief Financial        1997             0           0           0        0
  Officer and Treasurer

James Rosen..........................    1999      $122,500    $ 26,419     100,000        0
  Vice President of Marketing and        1998       112,500           0      70,000        0
  Business Development                   1997        80,878           0     125,000        0

Deepak Taneja........................    1999      $135,000    $ 43,020     100,000        0
  Vice President of Development          1998       123,157      35,000     230,000        0
                                         1997             0           0           0        0

Thomas Palka.........................    1999      $150,000    $ 63,145     100,000        0
  Vice President of Sales and Service    1998        42,115           0     200,000        0
                                         1997             0           0           0        0

---------------
(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer is less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan payouts during the three years ended December 31, 1999.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth grants of stock options pursuant to either the Company's 1994 Stock Option Plan and the 1997 Stock Option Plan during the fiscal year ended December 31, 1999 to directors and named officers which are reflected in the Summary Compensation Table above.

                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES OF
                                                                                           STOCK PRICE APPRECIATION
                        OPTIONS         PERCENT OF TOTAL       EXERCISE OR                    FOR OPTION TERM(1)
                          SAR       OPTIONS/SARS GRANTED TO    BASE PRICE    EXPIRATION   ---------------------------
NAME                   GRANTED(#)   EMPLOYEES IN FISCAL YEAR    ($/SHARE)       DATE         5%($)          10%($)
----                   ----------   ------------------------   -----------   ----------   ------------   ------------
Barry N. Bycoff......   300,000               16.7%              $54.13         2009      $10,212,620    $25,880,784
James E. Hayden......   100,000                5.6%              $54.13         2009        3,404,207      8,626,928
James Rosen..........   100,000                5.6%              $54.13         2009        3,404,207      8,626,928
Deepak Taneja........   100,000                5.6%              $54.13         2009        3,404,207      8,626,928
Thomas Palka.........   100,000                5.6%              $54.13         2009        3,404,207      8,626,928

---------------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to options to purchase the Company's Common Stock granted under either the Company's 1994 Stock Plan and the 1997 Stock Plan, including (i) the number of shares purchased upon exercise of options in the most recent fiscal year, (ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at December 31, 1999, and (iv) the value of such unexercised options at December 31, 1999:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        DECEMBER 31, 1999 OPTION VALUES

                                                           NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              SHARES                       DECEMBER 31, 1999(#)         DECEMBER 31, 1999($)(1)
                             ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                        ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------   -------------   -----------   -------------
Barry N. Bycoff...........       700       $      0       844,200        320,100      $46,758,172    $1,903,941
James E. Hayden...........    13,000        357,700       113,900        183,100        6,228,866     4,795,245
Tom Palka.................    10,000        359,600        85,000        205,000        4,674,830     6,055,590
Deepak Taneja.............    13,000        366,500       115,000        202,000        6,357,523     3,748,864
James Rosen...............    12,000        365,200       119,100        163,900        6,577,644     5,854,949

---------------
(1) Value is based on the difference between option exercise price and the fair market value at 1999 fiscal year-end ($56.938 per share, the closing price on the Nasdaq National Market on December 31, 1999) multiplied by the number of shares underlying the option.

                           COMPENSATION OF DIRECTORS

     As compensation for serving on the Board of Directors, each non-employee director is paid his expenses by the Company for each quarter during which they attend meetings. In addition, the Company's policy to compensate each non-employee director at a rate of $1,500 for each quarter.

     Depending on certain eligibility requirements, each non-employee director of the Company has participated in several stock option plans, including the Company's 1988 Non-Employee Director Stock Option Plan, 1991 Non-Employee Director Stock Option Plan, 1993 Non-Employee Director Stock Option Plan, 1994 Non-Employee Director Plan and 1997 Non-Employee Director Plan (together, the "Director Plans"). The Director Plans authorized grants of stock options to members of the Company's Board of Directors who are neither an employee or officer of the Company. In Fiscal 1999, no options were granted pursuant to the Director Plans. The directors will also be eligible to be granted options pursuant to the Company's 2000 Stock Option Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors, currently consisting of Ralph Wagner, as Chairman, Eric Giler and Michael L. Mark (the "Compensation Committee"). All members of the Compensation Committee are non-employee directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of senior management, including approval of annual salaries and bonuses, the review and approval of bonus plans for executive officers, as well as the grant of stock options to officers, employees and consultants.

     One of the Company's primary business objectives is to maximize long-term stockholder returns. To achieve this objective, the Company believes it is necessary to attract, retain and motivate qualified executives in a competitive industry. The Compensation Committee and the Board of Directors therefore apply the philosophy that compensation of executive officers, specifically including that of the Chief Executive Officer and President, should be linked to revenue growth, profitability, earnings per share performance, and long-term increase in stock price and quality of earnings.

     Establishing compensation programs generally and determining the compensation of individual executive officers are complex matters involving numerous issues and a variety of data. The approach of the Compensation Committee is primarily subjective in nature. The Compensation Committee identifies relevant factors to be considered, such as the need to be competitive in the market for executive talent, retain and motivate existing officers with competitive salary and option programs, and to provide incentives and rewards for individual and corporate performance. However, the Compensation Committee maintains a flexible approach that is based on the exercise of judgment and discretion and reflects the Company's entrepreneurial operating environment and long-term performance orientation. Precise formulas, targets or goals are not utilized and specific weights are not assigned to the various factors. The Compensation Committee focuses on the Company's goal of long-term enhancement of stockholder value by stressing long-term goals and by using stock-based incentive programs with extended vesting schedules. The Compensation Committee believes the use of such incentives to retain and motivate individuals who have developed the skills and expertise required to lead the Company is key to the Company's success.

     Under the supervision of the Compensation Committee, the Company has developed and implemented certain compensation policies. The Compensation Committee's executive compensation policies are designed to (i) enhance profitability of the Company and shareholder value, (ii) integrate compensation with the Company's annual and long-term performance goals, (iii) reward corporate performance, (iv) recognize individual initiative, achievement and hard work, (v) assist the Company in attracting and retaining qualified executive officers, and (vi) retain and motivate existing officers to perform. Compensation is comprised of cash compensation in the form of annual base salary and performance-based bonuses, and long-term incentive compensation in the form of stock options.

     In setting cash compensation levels for executive officers (including the Chief Executive Officer), the Compensation Committee prepares a salary review annually. The base salaries are fixed at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other technology companies located in the northeastern United States with approximately the same number of employees as the Company and engaged in similar businesses to that of the Company such as Checkpoint and Security Dynamics. Nonetheless, since the Company believes that those organizations that are constituents of the Nasdaq Computer Software Index used in the performance graph on page 10 include companies which may not be similar to the Company, the Company believes it is appropriate to attempt to establish salaries consistent with those of fewer and more comparable companies, which the Company nonetheless believes are represented in the performance graph. Although the Compensation Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     The compensation for Barry N. Bycoff, the Chief Executive Officer and President of the Company, is designed to reward performance that enhances shareholder value. Financial goals are based on the achievement of significant increases in net income as specified in the Company's annual operating plan. The plan establishes milestones for revenue growth and operating expenses. The cash compensation package is comprised of base pay, which is not related to the performance of the Company, and with an opportunity for a bonus based on the achievement of certain profitability milestones. Both components are affected by the Company's revenue growth, market share growth, profitability, quality of earnings, and growth in earnings per share. Mr. Bycoff's annual bonus of $216,310, for the fiscal year ended December 31, 1999, was based upon the achievement by the Company of pre-determined targets set for the fiscal year and Mr. Bycoff's role in achieving those targets. Mr. Bycoff was also granted options for the purchase of 300,000 shares at $54.13 per share.

     The compensation program for the remaining members of the executive group is based upon the attainment of objectives for profitability similar to the Chief Executive Officer. Bonus amounts are predicated upon improvement in Company operating performance as well as attainment of planned objectives. In the past, the Chief Executive Officer and President has made recommendations to the Compensation Committee regarding the planned objectives and executive compensation levels. For fiscal year ended December 31, 1999, bonuses were paid to executive officers based on the achievement of certain objectives and on the Compensation Committee's qualitative assessment of performance. The overall plans and operating performance levels upon which management compensation is based are approved by the Compensation Committee on an annual basis.

     The Compensation Committee relies on incentive compensation in the form of performance-based bonuses and stock options to retain and motivate executive officers. Incentive compensation in the form of performance-based bonuses for the Chief Executive Officer and the Company's other executive officers is based upon management's success in meeting the Company's financial and strategic goals. The plan establishes milestones for revenue growth and operating expenses. Strategic goals focus on increasing market share and Company growth and improving the Company's strategic position in the market and the quality of earnings.

     Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock, which in turn motivates the recipient to focus on long-term enhancement in stockholder value. The Company's 1994 Stock Plan, as amended, and the 1997 Stock Option Plan, each administered by the Compensation Committee, are the vehicles for the granting of stock options.

     Factors reviewed by the Compensation Committee in determining whether to grant options are similar to those considered in determining salaries and bonuses described above. Several other factors, however, such as an employee's individual initiative, achievement and performance are also considered by the Compensation Committee. In making specific grants to executives, the Compensation Committee evaluates each officer's total equity compensation package. The Compensation Committee generally reviews the option holdings of each of the executive officers including vesting and exercise price and the then current value of such unvested options. The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation package, a way to reinforce the individual's commitment to the Company and an important mechanism to align the interests of management with those of the Company's stockholders.

     The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

     This report has been submitted by the members of the Compensation and Stock Option Committee: Ralph B. Wagner as Chairman, Eric Giler and Michael L. Mark.

                               PERFORMANCE GRAPH

     The following graph illustrates a five year comparison of cumulative total stockholder return among the Company, the University of Chicago's Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market and the CRSP Index for the Nasdaq Computer Software Industry Index. The comparison assumes $100 was invested on December 30, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                                  [LINE GRAPH]

                                                                                NASDAQ STOCKS (SIC
                                                  NASDAQ STOCK MARKET (US     7300-7399 US COMPANIES)
                          NETEGRITY, INC.               COMPANIES)               BUSINESS SERVICES
                          ---------------         -----------------------     -----------------------
Dec 94                         100                         100                         100
Dec 95                         215.4                       141.3                       151.5
Dec 96                         238.5                       173.9                       189.5
Dec 97                         161.5                       213.1                       227.9
Dec 98                         530.8                       300.4                       411.4
Dec 99                        7007.7                       556                         923.1

NOTES:

    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based in the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.0 on 12/30/1994.

                          APPROVAL OF ADOPTION OF THE
                     NETEGRITY, INC. 2000 STOCK OPTION PLAN

GENERAL

     On January 3, 2000, the Board adopted the Netegrity, Inc. 2000 Stock Option Plan (the "2000 Plan"), which is intended to attract and retain key employees, directors and consultants of the Company, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. Under the 2000 Plan, incentive stock options may be granted to employees and officers of the Company or any subsidiary and non-qualified stock options may be granted to employees, officers, directors and consultants of the Company or any subsidiary.

     Two Million (2,000,000) shares of Common Stock of the Company may be issued pursuant to the 2000 Plan. As of February 29, 2000, the shares reserved for issuance under the 2000 Plan had a market value of $85.50 per share. The shares issued pursuant to the 2000 Plan shall be either shares of the company's authorized but unissued Common Stock or shares of Common Stock reacquired by the Company and held as treasury shares. The number of shares issuable under the 2000 Plan is subject to appropriate adjustment in the event of a stock split, a subdivision or consolidation of shares of Common Stock, capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company.

     Set forth below is a summary of the principal provisions of the 2000 Plan, a copy of which may be obtained from the Secretary of the Company upon request.

ADMINISTRATION

     The Board of Directors adopted the 2000 Plan as of January 3, 2000. The 2000 Plan is administered by the Compensation Committee of the Board of Directors, subject to the supervision and control of the entire Board. The members of the Compensation Committee are appointed by the Board of Directors, and the Board may from time to time appoint a member or members of the Compensation Committee in substitution for or in addition to the member or members then in office and may fill vacancies on the Compensation Committee however caused. The present members of the Compensation Committee are Messrs. Wagner, Giler and Mark.

ELIGIBILITY

     Subject to the provisions of the 2000 Plan, the Compensation Committee has the authority to select optionees and to determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option, (iv) the duration of the option (which in the case of an incentive stock option granted to employees or officers holding 10% or more of the voting stock of the Company cannot be in excess of five years), and (v) the time, manner and form of payment upon exercise of an option.

     In determining the eligibility of an individual to be granted an option, as well as in determining the number of shares to be optioned to any individual, the Compensation Committee takes into account the position and responsibilities of the individual being considered, the nature and value to the Company or its subsidiaries of the individual's service and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Compensation Committee deems relevant.

TERMS OF OPTIONS

     Options granted under the 2000 Plan are exercisable at such times and during such period as is set forth in the option agreement, but cannot have a term in excess of ten years from the date of grant. The Compensation Committee is entitled to accelerate the date of exercise of any installment of any option, except that without the consent of the optionee, the Compensation Committee shall not accelerate the exercise date of any installment of any incentive stock option if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code"). The option agreement may contain such provisions and conditions as may be determined by the Compensation Committee. The option exercise price for options designated as non-qualified stock options granted under the 2000 Plan is determined by the Compensation Committee. The option exercise price for incentive stock options granted under the 2000 Plan shall be no less than fair market value of the Common Stock of the Company at the time the option is granted and no less than 110% of the fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company. Options granted under the 2000 Plan may provide for the payment of the exercise price by delivery of cash or a check payable to the Company or shares of Common Stock of the Company owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or any combination thereof. The maximum number of shares of Common Stock with respect to which an option or options may be granted to any employee in any one calendar year cannot exceed 500,000 shares.

     An option is not transferable by the optionee except by will or by the laws of descent and distribution; provided, however, that the Compensation Committee may permit the further transferability on a general or specific basis. Options are exercisable only while the optionee remains in the employ of the Company or for a limited period of time thereafter.

TERMINATION OR AMENDMENT OF THE 2000 PLAN

     Unless sooner terminated, the 2000 Plan shall terminate on January 3, 2010, ten years from the date on which the 2000 Plan was adopted by the Board of Directors of the Company. The Board of Directors may at any time terminate the 2000 Plan or make such modification or amendment as it deems advisable; provided, however, that the Board of Directors may not, without stockholder approval, increase the maximum number of shares for which options may be granted or change the designation of the class of persons eligible to receive options under the 2000 Plan or make any other change in the 2000 Plan which requires stockholder approval under applicable law or regulations. The Compensation Committee may terminate, amend or modify any outstanding option without the consent of the option holder, provided however that, without the consent of the optionee, the Compensation Committee shall not change the number of shares subject to an option, or the exercise price or term thereof.

RECAPITALIZATION, REORGANIZATION AND OTHER EVENTS

     The 2000 Plan provides that the number and kind of shares as to which options may be granted thereunder and as to which outstanding options then unexercised shall be exercisable shall be adjusted to prevent dilution in the event of any reorganization or recapitalization (other than as the result of an Acquisition, as such term is hereinafter defined), reclassification, stock subdivision, combination of shares or dividends payable in capital stock. If the Company is to be consolidated with or acquired by another entity in a merger or in a sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Compensation Committee or the Board of Directors of any entity assuming the obligations of the Company (the "Successor Board"), shall, as to outstanding options, either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (ii) upon written notice to the optionees, provide that all options must be exercised (to the extent then exercisable) within a specified number of days of the date of such notice, at the end of which period the options shall terminate, or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options (to the extent then exercisable) over the exercise price thereof.

     Upon dissolution or liquidation of the Company, all options granted under the 2000 Plan shall terminate.

TAX EFFECTS OF PARTICIPATION IN THE 2000 PLAN

     Incentive Stock Options. Except as provided below with respect to the alternative minimum tax, the optionee will not recognize taxable income upon the grant or exercise of an incentive stock option. In addition, if the optionee holds the shares received pursuant to the exercise of the option for more than one year after the date of transfer of stock to the optionee upon exercise of the option and for more than two years after the option is granted, the optionee will recognize long-term capital gain or loss upon the disposition of the stock measured by the difference between the option exercise price and the amount received for such shares upon disposition.

     In the event that the optionee disposes of the stock prior to the expiration of the required holding periods (a "disqualifying disposition"), the optionee generally will recognize ordinary income to the extent of the lesser of
(i) the fair market value of the stock at the time of exercise over the exercise price, or (ii) the amount received for the stock upon disposition over the exercise price. The basis in the stock acquired upon exercise of the option will equal the amount of income recognized by the optionee plus the option exercise price. Upon eventual disposition of the stock, the optionee will recognize long-term or short-term capital gain or loss, depending on the holding period of the stock and the difference between the amount realized by the optionee upon disposition of the stock and his basis in the stock.

     For alternative minimum tax purposes, the excess of the fair market value of stock on the date of the exercise of the incentive stock option over the exercise price of the option is included in alternative minimum taxable income for alternative minimum tax purposes. If the alternative minimum tax does apply to the optionee, an alternative minimum tax credit may reduce the regular tax upon eventual disposition of the stock.

     The Company will not be allowed an income tax deduction upon the grant or exercise of an incentive stock option. Upon a disqualifying disposition of shares by the optionee acquired upon exercise of the incentive stock option, the Company generally will be allowed a deduction in an amount equal to the ordinary income recognized by the optionee.

     Under proposed regulations issued by the Internal Revenue Service, the exercise of an option with previously acquired stock of the Company will be treated as, in effect, two separate transactions. Pursuant to Section 1036 of the Code, the first transaction will be a tax-free exchange of the previously acquired shares for the same number of new shares. The new shares will retain the basis and, except, as provided below, the holding periods of the previously acquired shares. The second transaction will be the issuance of additional new shares having a value equal to the difference between the aggregate fair market value of all of the new shares being acquired and the aggregate option exercise price for those shares. Because the exercise of an incentive stock option does not result in the recognition by the optionee of income, this issuance will also be tax-free (unless the alternative minimum tax applies, as described above). The optionee's basis in these additional shares will be zero and the optionee's holding period for these shares will commence on the date on which the shares are transferred. For purposes of the one and two-year holding period requirements which must be met for favorable incentive stock option tax treatment to apply, the holding periods of previously acquired shares are disregarded.

     Non-Qualified Stock Options. As in the case of incentive stock options, no income is recognized by the optionee on the grant of a nonqualified stock option. On the exercise by an optionee of a non-qualified option, generally the excess of the fair market value of the stock when the option is exercised over its cost to the optionee will be (a) taxable to the optionee as ordinary income and (b) generally deductible for income tax purposes by the Company. The optionee's tax basis in his stock will equal his cost for the stock plus the amount of ordinary income he had to recognize with respect to the non-qualified stock option.

     The Internal Revenue Service will treat the exercise of a non-qualified stock option with already owned stock of the Company as two transactions. First, there will be a tax-free exchange of the old shares for a like number of new shares under Section 1036 of the Code, with the exchanged shares retaining the basis and holding periods of the old shares. Second, there will be an issuance of additional new shares representing the spread between the fair market value of all the new shares (including the exchanged shares and the additional new shares) and the aggregate option price therefor. The fair market value of the additional new shares will be taxable as ordinary income to the employee under
Section 83 of the Code. The additional new shares will have a basis equal to the fair market value of the additional new shares.

     Accordingly, upon a subsequent disposition of stock acquired upon the exercise of a non-qualified option, the optionee will recognize short-term or long-term capital gain or loss, depending upon the holding period of the stock equal to the difference between the amount realized upon disposition of the stock by the optionee and his basis in the stock.

NEW PLAN BENEFITS

     It is not possible to state the persons who will receive stock options under the 2000 Plan in the future, nor the amount of options which will be granted thereunder.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as independent auditors to examine the consolidated financial statements of the Corporation and its subsidiaries for the fiscal year ended December 31, 1999.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting. We will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions. The engagement of PricewaterhouseCoopers LLP was approved by the Board of Directors at the recommendation of the Audit Committee of the Board of Directors.

                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1999, or written representations from certain reporting persons, the Company believes that all Reporting Persons complied with all
Section 16(a) filing requirements in fiscal 1999.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than December 15, 2000. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

                                 OTHER BUSINESS

     The Board of Directors knows of no business that will be presented for consideration at the Meeting other than those items stated above. If any other business should before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

                                  10-K REPORT

THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR WITHOUT CHARGE UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUESTS SHOULD BE DIRECTED TO BARRY N. BYCOFF, PRESIDENT AND CHIEF EXECUTIVE OFFICER, NETEGRITY, INC., 245 WINTER STREET, WALTHAM, MASSACHUSETTS 02451.

                                          By Order of the Board of Directors,


                                          BARRY N. BYCOFF
                                          President and Chief Executive Officer

                                NETEGRITY, INC.

                           2000 STOCK INCENTIVE PLAN

1. PURPOSE OF THE PLAN.

     This stock incentive plan (the "Plan") is intended to provide incentives:
(a) to the employees of Netegrity, Inc. (the "Company") and any present or future subsidiaries of the Company by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("ISO" or "ISOs"); (b) to officers, employees, consultants and directors of the Company and any present or future subsidiaries by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); and (c) to officers, employees and consultants of the Company and any present or future subsidiaries of the Company pursuant to stock awards. As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code and the Treasury Regulations promulgated thereunder (the "Regulations").

2. STOCK SUBJECT TO THE PLAN.

     (a) The total number of shares of common stock, par value $.01 per share, of the Company ("Common Stock") available for stock options and stock awards granted under the Plan shall be 2,000,000 shares of Common Stock. The maximum number of shares of Common Stock available for grants or awards under this Plan shall be subject to adjustment in accordance with Section 12 hereof. Shares issued under the Plan may be authorized but unissued shares of Common Stock or shares of Common Stock held in treasury.

     (b) To the extent that any stock option shall lapse, terminate, expire or otherwise be cancelled without the issuance of shares of Common Stock, or any stock award is settled in cash, the shares of Common Stock covered by such option(s) or award shall again be available for the granting of stock options or awards.

     (c) Common Stock issuable under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Committee (as defined in Section 4 below).

3. STOCK AWARDS.

     (a) The Committee may grant, subject to the limitation on the number of shares of Common Stock available under Section 2 hereof, stock awards to employees of and other key individuals engaged to provide services to the Company and its subsidiaries. A stock award may be made in stock or denominated in stock subject to final settlement in cash or stock. Each stock award granted shall be subject to such terms and conditions as the Committee, in its sole discretion, shall determine and establish. These may include, but are not limited to, establishing a holding period during which stock issued pursuant to an award may not be transferred, requiring forfeiture of the stock award because of termination of employment or failure to achieve specific objectives such as measures of individual, business unit or Company performance, including stock price appreciation. In determining a person's eligibility to be granted an award, as well as in determining the number of shares to be awarded to any person, the Committee shall take into account the person's position and responsibilities, the nature and value to the Company or its subsidiaries of such person's service and accomplishments, such person's present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Committee may deem relevant.

     (b) The Committee may provide that a stock award shall earn dividends or dividend equivalents, which may be paid currently or may be deferred in payment, including reinvestment in additional shares covered by the applicable stock award, all on such terms and conditions as the Committee shall deem appropriate.

     (c) The Committee shall require that for any stock award to be effective, the recipient of the award shall execute an award agreement at such time and in such form as the Committee shall determine. Any award agreement may require that for any or some of the shares issued, the awardee must pay a minimum consideration, whether in cash, property or services, as may be required by applicable law or the Committee, as the Committee shall determine.

     (d) A stock award may be granted singly or in combination or in tandem with another stock award or stock option. A stock award may also be granted as the payment form in settlement of a grant or right under any other Company employee benefit or compensation plan, including the plan of an acquired entity.

     (e) Directors who are not otherwise employees of the Company or a subsidiary shall not be eligible to receive stock awards pursuant to the Plan.

     (f) No stock award granted to any person under the Plan shall be assignable or transferable otherwise than by will or the laws of descent and distribution. Any stock award granted under the Plan shall be null and void and without effect upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon such award.

4. ADMINISTRATION OF THE PLAN.

     (a) At the discretion of the Company's Board of Directors, the Plan shall be administered either (i) by the full Board of Directors of the Company or (ii) by a committee (the "Committee") consisting of two or more members of the Company's Board of Directors. In the event the full Board of Directors is the administrator of the Plan, references herein to the Committee shall be deemed to include the full Board of Directors. The Board of Directors may from time to time appoint a member or members of the Committee in substitution for or in addition to the member or members then in office and may fill vacancies on the Committee however caused. The Committee shall choose one of its members as Chairman and shall hold meetings at such times and places as it shall deem advisable. A majority of the members of the Committee shall constitute a quorum and any action may be taken by a majority of those present and voting at any meeting.

     (b) Any action may also be taken without the necessity of a meeting by a written instrument signed by a majority of the Committee. The decision of the Committee as to all questions of interpretation and application of the Plan shall be final, binding and conclusive on all persons. The Committee shall have the authority to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement granted hereunder in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency. No Committee member shall be liable for any action or determination made in good faith.

     (c) Subject to the terms of the Plan, the Committee shall have the authority to (i) determine the employees of the Company and its subsidiaries (from among the class of employees eligible under Section 5 to receive ISOs) to whom ISOs may be granted, and to determine (from the class of individuals eligible under Section 5 to receive Non-Qualified Options) to whom Non-Qualified Options may be granted; (ii) determine the time or times at which options may be granted; (iii) determine the option price of shares subject to each option which price shall not be less than the minimum price specified in Section 7; (iv) determine whether each option granted shall be an ISO or a Non-Qualified Option;
(v) determine (subject to Section 10) the time or times when each option shall become exercisable and the duration of the exercise period; (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to options and the nature of such restrictions; and (vii) determine the size of any Options under the Plan, taking into account the position or office of the optionee with the Company, the job performance of the optionee and such other factors as the Committee may deem relevant in the good faith exercise of its independent business judgment. Subject to the provisions of Section 3 the Committee shall also have the authority to grant stock awards under this Plan.

5. ELIGIBILITY FOR GRANT OF OPTIONS.

     Options designated as ISOs may be granted only to employees of the Company or any subsidiary. Non-Qualified Options may be granted to any officer, employee, consultant or director of the Company or of any of its subsidiaries.

     In determining the eligibility of an individual to be granted an option, as well as in determining the number of shares to be optioned to any individual, the Committee shall take into account the position and responsibilities of the individual being considered, the nature and value to the Company or its subsidiaries of his or her service and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Committee may deem relevant.

     No option designated as an ISO shall be granted to any employee of the Company or any subsidiary if such employee owns, immediately prior to the grant of an option, stock representing more than 10% of the combined voting power of all classes of stock of the Company or a parent or a subsidiary, unless the purchase price for the stock under such option shall be at least 110% of its fair market value at the time such option is granted and the option, by its terms, shall not be exercisable more than five years from the date it is granted. In determining the stock ownership under this paragraph, the provisions of Section 424(d) of the Code shall be controlling. In determining the fair market value under this paragraph, the provisions of Section 7 hereof shall apply.

     The maximum number of shares of the Company's Common Stock with respect to which an option or options may be granted to any employee in any calendar year shall not exceed 500,000 shares, taking into account shares subject to options granted and terminated, or repriced, during such calendar year, subject to adjustment in accordance with Section 12.

6. OPTION AGREEMENT.

     Each option shall be evidenced by an option agreement (the "Agreement") duly executed on behalf of the Company and by the optionee to whom such option is granted, which Agreement shall comply with and be subject to the terms and conditions of the Plan. The Agreement may contain such other terms, provisions and conditions which are not inconsistent with the Plan as may be determined by the Committee. The date of grant of an option shall be as determined by the Committee. More than one option may be granted to an individual.

7. OPTION PRICE.

     The option exercise price or prices of shares of the Company's Common Stock for options designated as non-qualified stock options shall be determined by the Committee, but in no event shall the option exercise price of a non-qualified stock option be less than the par value of such Common Stock at the time the option is granted. The option exercise price or prices of shares of the Company's Common Stock for incentive stock options shall be no less than the fair market value of such Common Stock at the time the option is granted as determined by the Committee in accordance with Section 422 of the Code and the Regulations promulgated thereunder.

8. MANNER OF PAYMENT; MANNER OF EXERCISE.

     (a) The Agreement may provide for the payment of the exercise price by delivery of (i) cash or a check payable to the order of the Company in an amount equal to the exercise price of such options, (ii) shares of Common Stock of the Company owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or (iii) any combination of (i) and (ii), provided, however, that payment of the exercise price by delivery of shares of Common Stock of the Company owned by such optionee may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Committee. The fair market value of any shares of the Company's Common Stock which may be delivered upon exercise of an option shall be determined by the Committee in accordance with Section 7 hereof. With the consent of the Committee, delivery of shares used to exercise any option may be made through attestation rather than physical delivery of stock certificates. With the consent of the Committee, payment may also be made by delivery of a properly executed exercise notice to the Company, together with a copy of irrevocable instruments to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

     (b) To the extent that the right to purchase shares under an option has accrued and is in effect, options may be exercised in full at one time or in part from time to time, by giving written notice, signed by the person or persons exercising the option, to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares as provided in subparagraph (a) above. Upon such exercise, delivery of a certificate for paid-up non-assessable shares shall be made at the principal office of the Company to the person or persons exercising the option at such time, during ordinary business hours, not earlier than ten business days from the date of receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the option.

9. EXERCISE OF OPTIONS.

     Each option granted under the Plan shall, subject to the other provisions of this Plan, be exercisable at such time or times and during such period as shall be set forth in the Agreement.

     To the extent that an option to purchase shares is not exercised by an optionee when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period. No partial exercise may be made for less than two hundred fifty (250) full shares of Common Stock.

10. TERM OF OPTIONS; EXERCISABILITY.

  (a) Term.

     (1) Each incentive stock option shall expire not more than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as herein provided. Each non-qualified stock option shall expire not more than fifteen (15) years from the date of the granting thereof, but shall be subject to earlier termination as herein provided.

     (2) Except as otherwise provided in this Section 10, an option granted to any employee optionee who ceases to be an employee of the Company or one of its subsidiaries shall terminate on the seventh business day after the date such optionee ceases to be an employee of the Company or one of its subsidiaries, or on the date on which the option expires by its terms, whichever occurs first.

     (3) If such termination of employment is because of dismissal for cause or because the employee is in breach of any employment agreement, such option will terminate immediately on the date the optionee ceases to be an employee of the Company or one of its subsidiaries.

     (4) If such termination of employment is because the optionee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), such option shall terminate on the last day of the twelfth month from the date such optionee ceases to be an employee, or on the date on which the option expires by its terms, whichever occurs first.

     (5) In the event of the death of any optionee, any option granted to such optionee shall terminate on the last day of the twelfth month from the date of death, or on the date on which the option expires by its terms, whichever occurs first.

     (6) Notwithstanding subparagraphs (2), (3), (4) and (5) above, the Committee shall have the authority to extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate, provided that no such extension shall extend the term of an option beyond the date on which the option would have expired if no termination of the optionee's employment had occurred.

  (b) Exercisability.

     (1) An option granted to an employee optionee who ceases to be an employee of the Company or one of its subsidiaries shall be exercisable only to the extent that the right to purchase shares under such option has accrued and is in effect on the date such optionee ceases to be an employee of the Company or one of its subsidiaries.

     (2) In the event of the death of any optionee, the option granted to such optionee may be exercised by the estate of such optionee, or by any person or persons who acquired the right to exercise such option by bequest or inheritance or by reason of the death of such optionee.

11. TRANSFERABILITY.

     The right of any optionee to exercise any option granted to him or her shall not be assignable or transferable by such optionee otherwise than by will or the laws of descent and distribution, except that an optionee may transfer options that are not ISOs granted under Plan to the optionee's spouse or children or to a trust or partnership for the benefit of the optionee or the optionee's spouse or children. ISOs shall be exercisable during the lifetime of such optionee only by the optionee. Any option granted under the Plan shall be null and void and without effect upon the bankruptcy of the optionee to whom the option is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, upon such option.

12. ADJUSTMENT FOR RECAPITALIZATIONS, REORGANIZATIONS AND OTHER EVENTS.

     (a) In the event that the outstanding shares of the Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which options and stock awards may be granted under the Plan and as to which outstanding options or awards or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the optionee or award recipient shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share.

     (b) In addition, unless otherwise determined by the Committee in its sole discretion, in the case of any (i) sale or conveyance to another entity of all or substantially all of the property and assets of the Company or (ii) Change in Control (as hereinafter defined) of the Company, the purchaser(s) of the Company's assets or stock may, in his, her or its discretion, deliver to the optionee the same kind of consideration that is delivered to the shareholders of the Company as a result of such sale, conveyance or Change in Control, or the Committee may cancel all outstanding options in exchange for consideration in cash or in kind, which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the optionee would have received had the option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or Change in Control, less the option price therefor. Upon receipt of such consideration by the optionee, his or her option shall immediately terminate and be of no further force and effect. The value of the stock or other securities the optionee would have received if the option had been exercised shall be determined in good faith by the Committee of the Company, and in the case of shares of the Common Stock of the Company, in accordance with the provisions of Section 7 hereof. The Committee shall also have the power and right to accelerate the exercisability of any options, notwithstanding any limitations in this Plan or in the Agreement upon such a sale, conveyance or Change in Control. Upon such acceleration, any options or portion thereof originally designated as incentive stock options that no longer qualify as incentive stock options under Section 422 of the Code as a result of such acceleration shall be redesignated as non-qualified stock options. To the extent permitted by law, upon such a sale, conveyance or a Change of Control the Committee may, in its sole discretion, amend any Award Agreement issued under the Plan in such manner as it deems appropriate, including without limitation, by amendments that advance the dates upon which any or all outstanding awards shall become free of restrictions or shall become issued or payable, or that advance the dates upon which any or all outstanding awards shall terminate. For purposes of the Plan, a "Change of Control" shall be deemed to have occurred if any of the following conditions have occurred: (1) the merger or consolidation of the Company with another entity where the Company is not the surviving entity and where after the merger or consolidation (i) its stockholders prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity and (ii) its Directors prior to the merger or consolidation are less than a majority of the Board of the surviving entity;
(2) the sale of all or substantially all of the Company's assets to a third party and subsequent to the transaction (i) its stockholders hold less than 50% of the stock of said third party and (ii) its Directors are less than a majority of the Board of said third party; or (3) a transaction or series of related transactions, including a merger of the Company with another entity where the Company is the surviving entity, whereby (i) 50% or more of the voting stock of the Company after the transaction(s) is owned actually or beneficially by parties who held less than thirty percent (30%) of the voting stock, actually or beneficially, prior to the transaction(s) and (ii) its Board of Directors after the transaction(s) or within sixty (60) days thereof, is comprised of less than a majority of the Directors serving prior to the transaction(s).

     (c) Upon dissolution or liquidation of the Company, all options granted under this Plan shall terminate, but each optionee (if at such time in the employ of or otherwise associated with the Company or any of its subsidiaries) shall have the right, immediately prior to such dissolution or liquidation, to exercise his or her option to the extent then exercisable. The Committee shall have the right to accelerate the vesting of any award or take such other action with respect thereto as the Committee shall in its sole discretion determine in the event of any contemplated dissolution or liquidation of the Company.

     (d) No fraction of a share shall be purchasable or deliverable upon the exercise of any option or stock award, but in the event any adjustment hereunder of the number of shares covered by the option or award shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.

13. NO SPECIAL EMPLOYMENT RIGHTS.

     Nothing contained in the Plan or in any option granted under the Plan shall confer upon any option holder any right with respect to the continuation of his employment by the Company (or any subsidiary) or interfere in any way with the right of the Company (or any subsidiary), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the option holder from the rate in existence at the time of the grant of an option. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee at the time.

14. WITHHOLDING.

     The Company's obligation to deliver shares upon settlement of an award or upon the exercise of any option granted under the Plan, or to make any cash payment in connection with an award, and any payments or transfers under Section 12 hereof, shall be subject to the option or award holder's satisfaction of all applicable Federal, state, local and foreign governmental tax withholding requirements. Whenever cash is to be paid pursuant to an award under the Plan, the Company shall be entitled to deduct therefrom an amount sufficient in its opinion to satisfy all applicable tax withholding requirements related to such payment. Whenever shares of Common Stock are to be delivered pursuant to an award or the exercise of an option under the Plan, the Company shall be entitled to require as a condition of delivery that the option or award holder remit to the Company an amount sufficient in the opinion of the Company to satisfy all applicable tax withholding requirements related thereto. With the approval of the Committee, which it shall have sole discretion to grant, and on such terms and conditions as the Committee may impose, the option or award holder may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld. The Committee shall also have the right to require that shares be withheld from delivery to satisfy such condition.

15. RESTRICTIONS ON ISSUE OF SHARES.

     (a) Notwithstanding the provisions of Section 8, the Company may delay the issuance of shares covered by the exercise of an option and the delivery of a certificate for such shares until the delivery or distribution of any shares issued under this Plan complies with all applicable laws (including without limitation, the Securities Act of 1933, as amended), and with the applicable rules of any stock exchange upon which the shares of the Company are listed or traded.

     (b) It is intended that all exercises of options shall be effective, and the Company shall use its best efforts to bring about compliance with all applicable legal and regulatory requirements within a reasonable time, except that the Company shall be under no obligation to qualify shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issue of shares in respect of which any option may be exercised, except as otherwise agreed to by the Company in writing.

16. LOANS.

     The Company may not make loans to optionees to permit them to exercise options.

17. MODIFICATION OF OUTSTANDING OPTIONS.

     The Committee may authorize the amendment of any outstanding option with the consent of the optionee when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of this Plan.

18. APPROVAL OF SHAREHOLDERS.

     The Plan shall take effect as of the date of adoption by the Board of Directors. The Plan shall be submitted for approval by the vote of shareholders holding at least a majority of the voting stock of the Company voting in person or by proxy at a duly held shareholders' meeting, or by written consent of shareholders holding at least a majority of the voting stock of the Company, within twelve (12) months after the adoption of the Plan by the Board of Directors. No options or awards granted on or after the next annual meeting of the shareholders of the Company which occurs after approval of this Plan by the Board of Directors shall take effect or be exercisable unless shareholder approval is obtained in accordance with the previous sentence.

19. TERMINATION AND AMENDMENT.

     Unless sooner terminated as herein provided, the Plan shall terminate ten
(10) years from the date upon which the Plan was duly adopted by the Board of Directors of the Company. The Board of Directors may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable; provided, however, that the Board of Directors may not terminate, modify, or amend the Plan without shareholder approval if such shareholder approval is expressly required by applicable law. The Committee may terminate, amend or modify any outstanding option without the consent of the option holder, provided, however, that, except as provided in Section 12, without the consent of the optionee, the Committee shall not change the number of shares subject to an option, nor the exercise price thereof, nor extend the term of such option.

20. RESERVATION OF STOCK.

     The Company shall at all times during the term of the Plan reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of the Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

21. NOTICES.

     Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to its principal place of business, attention: President, and, if to an optionee, to the address as appearing on the records of the Company.

[x] PLEASE MARK VOTES           REVOCABLE PROXY
    AS IN THIS EXAMPLE          NETEGRITY, INC.


                           SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 18, 2000


     The undersigned hereby appoint Ralph B. Wagner and Barry N. Bycoff, and each of them, as proxies, with full power of substitution, to vote all shares of capital stock of Netegrity, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on Thursday, May 18, 2000, at 9:00 a.m., local time, at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 31st Floor, 101
Federal Street, Boston, Massachusetts, and at any adjournments thereof, upon the matters set forth in the Notice of Special Meeting of Stockholders and related Proxy Statement dated April 13, 2000, a copy of which has been received by the undersigned.

                                                              With-   For All
                                                        For   hold    Except

1.  Election of Directors                               [  ]  [  ]     [  ]

Nominees: BARRY N. BYCOFF, RALPH B. WAGNER, MICHAEL L. MARK, ERIC R. GILER, JAMES P. MCNIEL, AND PAUL F. DENINGER

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

------------------------------------------------------------------------------



                                                        For  Against  Abstain

2.  Approval to consider and act upon a proposal        [  ]  [  ]     [  ]
    to approve the Netegrity, Inc., 2000 Stock
    Option Plan.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND MEETING                 [  ]

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT AND FOR PROPOSAL 2.

                                         ---------------------
Please be sure to sign and date          Date
  this Proxy in the box below.
--------------------------------------------------------------



----Stockholder sign above----Co-holder (if any) sign above---


--------------------------------------------------------------------------------


    DETACH ABOVE CARD, SIGN DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                                NETEGRITY, INC.

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              PLEASE ACT PROMPTLY
      DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.
--------------------------------------------------------------------------------